Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Executive Equity Incentive Plan and the 2007 Long-Term Incentive Compensation Plan of Circle Entertainment Inc. of our report dated March 30, 2012, with respect to the consolidated balance sheets as of December 31, 2011 and 2010 and the related consolidated statements of operations, cash flows, stockholders’ equity and schedule of Circle Entertainment Inc. for the year ended December 31, 2011 included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ L.L. Bradford & Company, LLC
Las Vegas, Nevada March 28, 2012